Exhibit 107

EX-FILING FEES

CALCULATION OF FILING FEE TABLES

SC 13E3

(Form Type)

Agiliti, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 to Paragraph (a)(7)

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$390,260,021.28 (1)	0.00014760	$57,602.38(2)

Fees Previously Paid			$57,602.38(3)

Total Transaction Valuation	$390,260,021.28

Total Fees Due for Filing			$0

Total Fees Previously Paid			$57,602.38

Total Fee Offsets			$57,602.38

Net Fee Due			$0.00

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	Agiliti, Inc.	PREM14C	001-40361	March 12, 2024		$57,602.38

Fee Offset Sources	Agiliti, Inc.	PREM14C	001-40361		March 12, 2024		$57,602.38(3)

(1)

Solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (a) 37,338,804 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) were issued and outstanding entitled to receive the per share merger consideration (which excludes the 98,195,398 Common Stock held by THL Agiliti LLC, excludes 122,045 Shares held by Thomas J. Leonard, but includes 9,015 shares underlying Restricted Stock Units), multiplied by the per share merger consideration of $10.00, plus (b) the product of 3,613,528 shares of Common Stock underlying outstanding options that have an exercise price less than $10.00, and $4.51 (which is the difference between the per share merger consideration of $10.00 and the weighted average exercise price of the outstanding options of $5.49 as of February 19, 2024); plus (c) the product of 57,497 shares of Common Stock underlying the outstanding 2021 Performance Restricted Stock Units and the per share merger consideration of $10.00. As of February 19, 2024, there were 135,647,232 shares of Common Stock issued and outstanding.

(2)	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $390,260,021.28 by 0.00014760.
(3)	Agiliti, Inc. previously paid $57,602.38 upon the filing of its Preliminary Information Statement on Schedule 14C on March 12, 2024, in connection with the transaction reported hereby.